Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-228518 on Form F-10 of Fairfax Financial Holdings Limited of our report dated February 28, 2017, relating to the consolidated financial statements of Allied World Assurance Company Holdings, AG and subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, appearing in the business acquisition report dated August 2, 2017, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in the prospectus included in this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

United States of America

December 11, 2018